UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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DEARBORN BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ANNUAL MEETING OF SHAREHOLDERS OF DEARBORN BANCORP, INC
ELECTION OF DIRECTORS
INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTORS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK
SHAREHOLDER PROPOSALS
MISCELLANEOUS

DEARBORN BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 18, 2010
To the Shareholders of
Dearborn Bancorp, Inc.
          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Dearborn Bancorp, Inc. will be held on Tuesday, the 18th day of May, 2010 at 3:00 P.M., local time, at Park Place, 23400 Park Avenue (two blocks south of Michigan Avenue at Outer Drive), Dearborn, Michigan, for the following purposes:
1.	To elect four directors of the Corporation;

2.	To act on a proposed Amendment to the Articles of Incorporation to increase the authorized number of shares of Common stock; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.
          The Board of Directors has fixed the close of business on March 19, 2010 as the record date for the meeting and only shareholders of record at that time will be entitled to notice of and to vote at the meeting or any adjournments thereof. Shareholders who are unable to attend the meeting in person, as well as shareholders who plan to attend the meeting, are encouraged to vote the proxy by the internet or telephone as instructed on the proxy card, if that option is available, or date, sign and promptly mail the enclosed proxy. If you are present at the meeting and desire to vote in person, you may revoke your proxy.
Your vote is important, regardless of the number of shares you own. We encourage you to vote your shares as soon as possible, to ensure a quorum at the meeting and to avoid additional expense of further solicitation.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 18, 2010: This Notice of 2010 Annual Meeting of Shareholders and Proxy Statement and the 2009 Annual Report to Shareholders are available on the internet at the following website:
http://www.fidbank.com under “Investor Relations/SEC Filings”
By Order of the Board of Directors,
/s/ Jeffrey L. Karafa
Jeffrey L. Karafa
Secretary
April 16, 2010
Dearborn, Michigan

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS OF DEARBORN BANCORP, INC.
May 18, 2010
To the Shareholders of
Dearborn Bancorp, Inc.
          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dearborn Bancorp, Inc. (hereinafter referred to as the “Corporation”) from the holders of the Corporation’s Common Stock to be used at the Annual Meeting of Shareholders to be held on Tuesday, the 18th day of May, 2010 at 3:00 P.M., local time, at Park Place, 23400 Park Avenue, Dearborn, Michigan, and at any adjournments thereof.
          This Proxy Statement and the enclosed form of proxy are being mailed to shareholders on or about April 16, 2010.. Any proxy given pursuant to this solicitation may be revoked by notice in writing to the Secretary of the Corporation prior to voting. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournments thereof. The giving of the proxy does not affect the right to vote in person should the shareholder attend the meeting. The address of the principal corporate office of the Corporation is 1360 Porter St., Dearborn, Michigan 48124-2823. To obtain directions to attend the Annual Meeting and vote in person, please call Carolyn Wilkins at 313-381-3200.
          The Board of Directors in accordance with the By-Laws has fixed the close of business on March 19, 2010 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournments thereof. At the close of business on such date, the outstanding number of voting securities of the Corporation was 7,687,470 shares of Common Stock (including 41,530 shares of restricted stock), each of which is entitled to one vote.
          A majority of all of the voting shares issued and outstanding, represented in person or by proxy, shall constitute a quorum at the meeting. In the event that a quorum is not present or, even if a quorum is present, in the event that sufficient votes in favor of any Board proposal (including the election of directors) are not received, the Meeting may be adjourned by vote of a majority of the shares present without further notice other than the announcement at such meeting and further solicitation may be made with respect to such Board proposals.
Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted.
          Abstentions and broker non-votes are counted for purposes of determining a quorum but not counted on any matters brought before the meeting. Broker non-votes generally occur when brokers have not received any instructions from their customers. If you hold your shares in ‘street name’ (through a broker/dealer or other nominee) it is critical that you cast your vote if you want it to count. Directors are elected by a plurality of the votes properly cast at the meeting. This means that the nominees for whom the most votes are cast will be elected. A majority of the votes cast by shareholders entitled to vote is required for the approval of the amendment to the Articles of Incorporation. Accordingly, as a beneficial owner, if you do not give your broker specific instructions, your shares will not be voted.

SECURITY OWNERSHIP
Management
          The following table sets forth, as of March 1, 2010, the number of shares of the Corporation’s Common Stock beneficially owned by each director, each nominee for election as a director, the executive officers named in the Summary Compensation Table and all directors and executive officers as a group. The business address of each director and executive officer is 1360 Porter Street, Dearborn, MI 48124-2823.

	Number		Percent
Name of Individual	of Shares (1)		of Class
Margaret I. Campbell	36,971	(2)	*
John E. Demmer	321,888	(3)(4)	4.18
William J. Demmer	94,340	(4)(5)	1.22
Michael V. Dorian, Jr.	73,500		*
David Himick	341,464	(6)	4.44
Jeffrey L. Karafa	23,759	(7)(8)	*
Donald G. Karcher	64,292	(9)	*
Bradley F. Keller	137,991	(10)	1.79
Jeffrey G. Longstreth	15,844		*
Warren R. Musson	98,941	(7)(8)(11)	1.28
Michael J. Ross	126,560	(7)(8)	1.64
Robert C. Schwyn	57,696	(12)	*
Stephen C. Tarczy	48,616	(7)(8)(13)	*
Jeffrey J. Wolber	46,850	(7)(8)	*
All Directors and Executive Officers as a Group (14 persons)	1,488,712	(14)	19.36

*	Less than one percent

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Some of the shares listed may be held jointly with, or for the benefit of, a spouse or children of the person indicated.

(2)	Includes 3,908 shares owned by Mrs. Campbell’s husband.

(3)	Includes 154,745 shares held by Mr. Demmer’s wife as a Trustee of a trust.

(4)	Includes shared voting and ownership of 359 shares held by Jack Demmer Ford, Inc., of which John E. Demmer is the Chairman of the Board and CEO and William J. Demmer is the President.

(5)	Includes 11,954 shares owned by Mr. Demmer’s children.

(6)	Includes 77,041 shares held by Mr. Himick’s wife as a Trustee of a trust and 855 shares, for which Mr. Himick has the power to vote and dispose, held by the Himick Family Investment Club.

(7)	Includes shares held in the Fidelity Bank 401(k) Trust as follows: Mr. Karafa – 21,067 shares; Mr. Musson – 20,769 shares; Mr. Ross – 14,474 shares; Mr. Tarczy – 5,492 shares; Mr. Wolber – 2,760 shares.

(8)	Includes shares issuable upon the exercise of stock options within 60 days of March 1, 2010, by the following executive officers: Mr. Karafa – 1,987 shares; Mr. Musson – 70,674 shares; Mr. Ross – 96,318 shares; Mr. Tarczy – 37,019 shares; Mr. Wolber – 42,835 shares.

(9)	Includes 16,476 shares held by Mr. Karcher’s wife as a Trustee of a trust.

(10)	Includes 4,478 shares owned by Mr. Keller’s wife.

(11)	Includes 649 shares held by Mr. Musson’s wife in a defined contribution plan trust.

(12)	Includes 39,674 shares held for the benefit of Dr. Schwyn in a defined benefit plan trust and 2,500 shares held for the benefit of Schwyn Investments LLC.

(13)	Includes 1,557 shares held by Mr. Tarczy’s wife in a defined contribution plan trust.

(14)	Includes 248,833 shares issuable upon the exercise of stock options.
Certain Beneficial Owners
          The following table sets forth as of March 1, 2010 the number of shares of the Corporation’s Common Stock owned by the only entities or persons known by the Corporation to own beneficially more than five percent of the Common Stock of the Corporation.

	Number	Percent
Name of Beneficial Owner	of Shares	of Class
Wellington Management Company, LLP (1)	542,983	7.06
75 State St, Boston MA 02109

(1)	Represents shares which are held of record by clients of Wellington Management which has shared power to vote 428,152 shares and shared power to dispose of 542,983 shares. This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010.
ELECTION OF DIRECTORS
          The members of the Board of Directors are divided into three classes, each class to be as nearly equal in number as possible, with each class to serve a three-year term. Each of the following directors and nominees for director is also a director of Fidelity Bank. The Board of Directors has nominated Margaret I. Campbell, John E. Demmer, Michael V. Dorian Jr. and Donald G. Karcher for election as directors for a term expiring at the 2013 Annual Meeting of Shareholders, in each case until their successors are elected and qualified. Other directors who are remaining on the Board will continue in office in accordance with their previous election by shareholders until expiration of their terms at the 2011 or 2012 Annual Meeting of Shareholders, as the case may be.
          In evaluating a candidate for recommendation as a director nominee, the Nominating Committee considers such matters as it deems appropriate, including the candidates personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the full Board of Directors in collectively serving the long-term interests of the Corporation’s shareholders. The Nominating Committee does not have a policy with respect to considering diversity in identifying director nominees.
          The proposed nominees for election as directors are willing to be elected. If any of the nominees at the time of election is unable to serve, or is otherwise unavailable for election, and if other nominees are designated, the proxies shall have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. However, if any nominees are substituted by the Nominating Committee, the proxies intend to vote for such nominees. It is not anticipated that any of such nominees will be unable to serve as a director.

INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTORS
          The following information is furnished with respect to each person who is presently a director of the Corporation whose term of office will continue after the Annual Meeting of Shareholders, as well as those who have been nominated for election as a director. Each of the directors has had the same principal occupation during the past five years.

			Year in Which
		Has Served	Term or Proposed
		as Director	Term of Office
Name and Age of Director	Principal Occupation	Since	Will Expire
Margaret I. Campbell, 70 (1)	Retired, Manufacturer; Vice President, Novi Properties, Inc.	1992	2013

John E. Demmer, 86 (1)(2)	Chairman and CEO, Jack Demmer Ford, Inc., Jack Demmer Lincoln Mercury and Jack Demmer Leasing Inc.; Chairman of the Board of the Corporation and Fidelity Bank	1992	2013

William J. Demmer, 56 (2)	President, Jack Demmer Ford, Inc., Jack Demmer Lincoln Mercury Inc. and Jack Demmer Leasing Inc.	2004	2011

Michael V. Dorian, Jr., 50 (1)	President, Mike Dorian Ford	1994	2013

David Himick, 84	Retired, Industrial Supply	1995	2012

Donald G. Karcher, 80 (1)	Sales, Karcher Agency, Inc.	1992	2013

Bradley F. Keller, 68	Retired, Financial Advisor	1992	2011

Jeffrey G. Longstreth, 67	Retired, Real Estate Broker	1992	2011

Michael J. Ross, 59	President and CEO of the Corporation; President and CEO, Fidelity Bank	1994	2012

Robert C. Schwyn, 71	Physician	1994	2012

(1)	Nominated for election as a director.

(2)	William J. Demmer is the son of John E. Demmer.

     The particular experience, qualifications, attributes, or skills that led the Nominating Committee to conclude that each nominee listed in the table above should serve or continue to serve as a director are described below. Each director, with the exception of Mr. William Demmer, brings to the Board a minimum of fifteen years of Corporation and Bank knowledge and experience. All directors have financial business experience which includes understanding financial statements, accounting principles, internal controls, financial reporting and audit committee functions.
     Mrs. Campbell gained operational and financial expertise as president and CEO of an automotive supply corporation and actively serves as a director and trustee on various non-profit boards.
     Mr. John Demmer has a business degree from Wayne State University. Mr. Demmer derived executive leadership and extensive business expertise through 53 years of experience as an automobile dealership owner and is actively involved in civic organizations.
     Mr. William Demmer has 35 years of business experience in areas of accounting, audit, compliance, sales and marketing, and is the current president of an automotive dealership. Mr. Demmer has served as a director on two bank boards. He serves on non-profit committees and on numerous trade related boards in leadership roles. Mr. Demmer was the 2004 recipient of TIME Magazine Quality Dealer Award, recognizing exceptional dealership performance and distinguished community service. Mr. Demmer received the Northwood University Auto Dealer Education Award in 2002, and in 2009 attended the Michigan Banker Association’s Bank Director seminar.
     Mr. Dorian has a business management degree and as the current president of an automotive dealership, is actively involved in all aspects of the retail business. With 35 years in the business, Mr. Dorian’s business administration experience includes strategic planning, audit and financing, management, sales and marketing, operations, and personnel matters and knowledge of the market area.
     Mr. Himick acquired business expertise as president and owner of a successful multi location company, his 30 year experience in the industrial manufacturing industry, and has knowledge of the business community in the market area of the Bank.
     Mr. Karcher has a business administration degree in economics from the University of Michigan and is a post graduate of the University of Pennsylvania, Wharton School of Finance. Mr. Karcher also has an associate degree in risk management and is a Chartered Property Casualty Underwriter. Mr. Karcher developed his business expertise in operating a family owned insurance agency. He served as president and chairman and remains active in the sales aspect of the business. Mr. Karcher has held leadership roles and is involved in various insurance and civic organizations.
     Mr. Keller has a business degree in management from Davenport University and an MBA from the University of Detroit/Mercy. Mr. Keller was employed by Ford Motor Company for 26 years and held various management positions. Mr. Keller gained entrepreneurial small business knowledge and experience as president and CEO of multiple corporations and has held leadership roles in non-profit and civic organizations.
     Mr. Longstreth recently retired after 30 years as a real estate broker. Mr. Longstreth owned and managed a large real estate company for over 25 years and developed extensive knowledge of the local community. Mr. Longstreth was selected as Realtor of the Year by the Dearborn Board of Realtors. Mr. Longstreth has a chemical engineering degree from the University of Michigan and taught math and science on the high school level.
     Mr. Ross has a business degree from Albion College and graduated from the University of Michigan Graduate School of Bank Management. Mr. Ross has 37 years experience in banking, a strong background in commercial lending and business development and an in-depth knowledge of the financials of the Corporation.
     Dr. Schwyn maintains a successful medical practice, representing 34 years of dedication to service of the local community. Dr. Schwyn has experience in all self employment business aspects and serves on various boards within the medical community.

CORPORATE GOVERNANCE
          The Board of Directors has determined that all directors are independent within the meaning of the rules promulgated by The NASDAQ Global Market except for Mr. Ross due to his employment as an executive officer and Mr. Himick due to his family relationship to an officer of the Bank. In making this determination, the Board of Directors has concluded that none of the independent directors has a relationship that in the opinion of the Board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
          The Corporation’s independent directors meet periodically in executive sessions without any officer directors in attendance. If the Board convenes a special meeting, the independent directors may hold an executive session if the circumstances warrant.
          The Board of Directors has separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Corporation and the day to day leadership and performance of the Corporation, while the Chairman provides guidance to the CEO and presides over meetings of the Board. The Chairman, as an independent director, brings experience, oversight and expertise from outside the Corporation and industry, while the Chief Executive Officer brings corporation-specific experience and expertise. The Board believes this structure allows for a balanced corporate vision and strategy.
          The Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Directors are entitled to rely on management and the advice of the Corporation’s outside advisors and auditors, but must at all times have a reasonable basis for such reliance. The Board of Directors relies upon the Chief Executive Officer and Chief Financial Officer to supervise the day-to-day risk management, each of whom provides reports directly to the Board of Directors and certain Board Committees, as appropriate. The Board of Directors also delegates certain oversight responsibilities to its Board Committees.
          The Board of Directors held nine meetings during 2009. Each director attended at least seventy five percent of the aggregate number of meetings of the Board of Directors and Board committees of which the director was a member. The Corporation encourages members of its Board of Directors to attend the Annual Meeting of Shareholders. All of the directors attended the Annual Meeting of Shareholders held May 19, 2009.
          The members of the Audit Committee during 2009 were Donald G. Karcher (Chairman), Margaret I. Campbell, William J. Demmer, Michael V. Dorian, Jr. and Bradley F. Keller. Mr. Karcher and Mr. Keller meet the requirement as an audit committee financial expert as that term is defined in the rules of the Securities and Exchange Commission. The Audit Committee, which oversees the Corporation’s financial reporting process, met four times during 2009.
          The members of the Compensation Committee for 2009 were Bradley F. Keller (Chairman), John E. Demmer, William J. Demmer and Donald G. Karcher. The Compensation Committee met one time during 2009. The Compensation Committee of the Board of Directors provides assistance to the Board of Directors in carrying out its responsibilities relating to the compensation of the executive officers. The Committee is responsible for developing the Corporation’s executive compensation policies and making recommendations to the Board of Directors with respect thereto. In addition, the Committee makes annual recommendations to the Board of Directors for final approval concerning the compensation to be paid to the Chief Executive Officer of the Bank and determines the compensation to be paid to each of the other executive officers of the Bank. The Chief Executive Officer and the other executive officers evaluate Corporation and individual performance goals and determine appropriate levels of compensation. The Chief Executive Officer of the Bank makes recommendations to the Committee regarding the level of compensation of executive officers other than him. After discussing the recommendations with the Chief Executive Officer, the Committee meets in executive session to make the final decisions. The Committee can exercise its discretion in modifying any recommendations.
          The Committee has the authority to delegate appropriate matters to subcommittees as the Committee may determine in its discretion. The Committee also administers all aspects of the Corporation’s executive compensation program including its Stock Option Plan and Long Term Incentive Plan and may engage a compensation consultant to provide assistance in connection with establishing executive compensation programs. The Committee will review periodically the Corporation’s compensation of its directors. The Committee has authority to make changes to the cash compensation for directors, or may recommend such changes to the Board of Directors for approval. No compensation is payable to the executive officers of the Corporation.
          The Corporation has a Nominating Committee which is composed of Donald G. Karcher (Chairman), William J. Demmer and Bradley F. Keller. This Committee, which met twice during 2009, recommends nominees for election as directors at the Annual Meeting of Shareholders, and recommends individuals to fill vacancies which may occur between annual meetings. The Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Nominating Committee in care of the Secretary of the Corporation and include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration and a statement that the person has agreed to serve if nominated and elected.
          The Corporation has taken a number of steps to protect and promote the interests of shareholders. The charters of the Audit, Compensation and Nominating Committees are available on the internet at http://www.fidbank.com under “Investor Relations. The Code of Ethics, which applies to all directors, officers and employees including the Chief Executive Officer and the Chief Financial Officer, is also available on the website. Copies of the charters and the Code of Ethics are also available free of charge to shareholders upon written request.
          Shareholders and other interested parties may communicate with members of the Corporation’s Board of Directors by mail addressed to a member of the Board of Directors or to a specific committee of the Board of Directors at Dearborn Bancorp, Inc., 4000 Allen Rd, Allen Park MI 48101-2756. Communications will be reviewed by the Corporate Secretary and if appropriate, be forwarded to the director or committee.
AUDIT COMMITTEE REPORT
          The Audit Committee (the “Committee”) has reviewed and discussed with management the Corporation’s audited consolidated financial statements as of and for the year ended December 31, 2009. The Committee has discussed with the independent auditors, BKD LLP (“BKD”), the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Committee has received and reviewed the written disclosures from BKD required by Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committee Concerning Independence, and discussed with the auditors the auditors’ independence. Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board of Directors approved) that the consolidated financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. The Committee had also considered whether the provisions of other services performed by BKD for the Corporation not related to the audit of the financial statements referred to above is compatible with maintaining BKD’s independence.
AUDIT COMMITTEE
Donald G. Karcher, Chairman
Margaret I. Campbell
William J. Demmer
Michael V. Dorian, Jr.
Bradley F. Keller

SUMMARY COMPENSATION TABLE
     The following table sets forth the annual and long-term compensation paid to the Corporation’s named executive officers for services during 2009 and 2008.

				Stock	Option	All other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)(1)	($)(2)	($)
Michael J. Ross	2009	$357,127	$—	$—	$—	$33,336	$390,463
President and	2008	$346,725	$7,000	$—	$16,429	$46,679	$416,833
Chief Executive Officer Dearborn Bancorp, Inc. Fidelity Bank

Jeffrey L. Karafa	2009	$200,000	$—	$—	$—	$4,140	$204,140
Vice President, Treasurer	2008	$190,440	$6,000	$—	$7,000	$6,796	$210,236
and Secretary Dearborn Bancorp, Inc. Senior Vice President, CFO Fidelity Bank

John A. Lindsey (3)	2009	$232,939	$—	$—	$—	$253,935	$486,874
Oakland Regional President	2008	$232,939	$6,000	$—	$7,000	$21,609	$267,548
Fidelity Bank

Warren R. Musson	2009	$234,531	$—	$—	$—	$5,041	$239,572
Senior Vice President	2008	$227,700	$6,000	$—	$14,858	$6,900	$255,458
Head of Lending Fidelity Bank

Stephen C. Tarczy (4)	2009	$217,350	$—	$—	$—	$13,165	$230,515
Northeast Regional President	2008	$217,350	$—	$—	$7,000	$15,887	$240,237
Fidelity Bank

Jeffrey J. Wolber	2009	$185,400	$—	$—	$—	$1,921	$187,321
Senior Vice President	2008	$180,000	$6,000	$—	$7,000	$3,210	$196,210
Head of Retail Fidelity Bank

(1)	Amounts in these columns reflect the grant date fair value computed for the year ended December 31, 2009 and 2008 in accordance with FASB ASC Topic 718 (formerly known as SFAS 123R). Assumptions used in the calculation of these amounts are included in Note P to the Corporation’s audited financial statements for the year ended December 31, 2009.

(2)	Includes automobile lease and insurance payments of $9,342, 401(k) matching contribution of $7,315, life and disability insurance payments of $10,781 and country club dues of $5,898 for Mr. Ross; a 401(k) matching contribution of $4,140 for Mr. Karafa; an automobile allowance of $7,200, 401(k) matching contribution of $5,162, club dues of $8,634 and a severance payment of $232,939 for Mr. Lindsey; a 401(k) matching contribution of $5,041 for Mr. Musson; an automobile allowance of $10,800 and 401(k) matching contribution of $2,365 for Mr. Tarczy; and a 401(k) matching contribution of $1,921 for Mr. Wolber. Mr. Ross voluntarily terminated his club membership in 2009.

(3)	John A. Lindsey became employed by the Bank as of January 4, 2007. Mr. Lindsey served as Director, President & Chief Executive Officer of both Fidelity Bank and Fidelity Financial Corporation of Michigan from 1995 through

January 4, 2007. Mr. Lindsey retired as of December 31, 2009 and ‘other compensation’ includes a non-compete payment that was accrued but has not yet been paid, pursuant to an employment agreement.

(4)	Mr. Tarczy’s current title is Vice President and Regional Lending Manager.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009
     Information regarding equity awards granted to the executive officers and outstanding at December 31, 2009 is shown below.

Outstanding Equity Awards at Fiscal Year-End
	Option awards
	Number of	Number of
	securities	securities
	underlying	underlying
	unexercised	unexercised	Option
	options	unearned	exercise	Option
	exercisable	options	price	expiration
Name	(#)(1)	(#)(2)	($)	date
Michael J. Ross	13,470		$3.79	1/18/2010
	23,348		$4.80	1/16/2011
	24,434		$7.33	1/15/2012
	17,843		$12.45	1/21/2013
	26,939		$6.47	9/16/2013
	2,801		$13.06	10/18/2015
	953		$13.06	8/29/2016
		20,000	$4.25	9/16/2018
Jeffrey L. Karafa	1483		$13.06	10/18/2015
	504		$13.06	8/29/2016
		20,000	$4.25	9/16/2018
Warren R. Musson	5,388		$4.28	5/16/2010
	14,368		$4.80	1/16/2011
	14,660		$7.33	1/15/2012
	11,820		$12.45	1/21/2013
	22,451		$5.22	9/16/2013
	1,483		$13.06	10/18/2015
	504		$13.06	8/29/2016
		20,000	$4.25	9/16/2018
Stephen C. Tarczy	8,552		$6.96	9/10/2011
	14,660		$7.33	1/15/2012
	11,820		$12.45	1/21/2013
	1,483		$13.06	10/18/2015
	504		$13.06	8/29/2016
		20,000	$4.25	9/16/2018
Jeffrey J. Wolber	14,368		$4.80	1/16/2011
	14,660		$7.33	1/15/2012
	11,820		$12.45	1/21/2013
	1,483		$13.06	10/18/2015
	504		$13.06	8/29/2016
		20,000	$4.25	9/16/2018

(1)	Options are fully vested.

(2)	Awards expiring in 2018 vest on September 16, 2011.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
          The Corporation and the Bank have entered into an employment agreement with Mr. Ross on June 20, 2003 that provides for his employment, compensation, benefits, termination, severance, confidentiality and non-compete arrangements. The agreement includes provisions that provide compensation and benefits to Mr. Ross in the event his employment is terminated voluntarily by Mr. Ross for Good Reason or by the Corporation without Cause or due to the death or disability of Mr. Ross. Termination without Cause or with Good Reason would include a cash amount equal to his annual base salary times 2.9 plus a cash amount equal to the highest bonus awarded during the previous three years times 2.9, outplacement costs up to $15,000, medical insurance for twelve months and all other benefits for two years.
          The Corporation has entered into change in control agreements with Messrs. Karafa, Musson, Tarczy and Wolber on June 20, 2003 that provide for the payment of their compensation and certain benefits in the event of a change in control of the Corporation. Termination without Cause or with Good Reason would include an immediate lump sum payment of the highest annual base salary and a cash amount equal to the highest annual bonus awarded during the previous three years, up to $15,000 for outplacement services, medical insurance for a defined period of time and all other benefits for one year.
          The employment and change in control agreements have an initial term of five years and thereafter are automatically extended for one additional year on an annual basis. The terms “Cause” and “Good Reason” are defined in the agreements. Cause includes certain acts of dishonesty and intentional gross neglect, conviction of a felony, and certain intentional breaches of the obligations of the executive officers in the agreements relating to confidentiality of our information and not competing with us. Good Reason includes an assignment to the executive officers of a title or duties that are materially inconsistent with his position, titles, duties or responsibilities, and certain failure by the Corporation to comply in a material respect, even after notice to us, with our obligations to the executive officers under the agreements.
DIRECTOR COMPENSATION DURING 2009
          The following table sets forth information on non-employee director compensation. Mr. Ross does not receive compensation for services as a director. Each director of the Corporation is also a director of the Bank and is not compensated separately for service on the Corporation’s Board. This information relates to compensation paid by the Bank, as the Corporation did not pay any director compensation in 2009. The Bank Board held twelve meetings in 2009. Each non-employee Bank director received a monthly retainer fee of $850.00. The Chairman of the Bank Board received $1,200 per Bank Board meeting and all other non-employee directors received $800 per Bank Board meeting attended. Also, all non-employee Bank directors received $400 for each committee meeting attended and the Chairperson of the committee received $575 per committee meeting attended. Mr. Dorian does not participate in the director compensation program, at his request.

Fees paid
Name	in cash ($)
Margaret I. Campbell	$21,000.00
John E. Demmer	$37,625.00
William J. Demmer	$24,600.00
Michael V. Dorian, Jr.	$—
David Himick	$26,200.00
Donald G. Karcher	$30,100.00
Bradley F. Keller	$26,725.00
Jeffrey G. Longstreth	$24,600.00
Robert C. Schwyn	$25,000.00

RELATED TRANSACTIONS
          Certain directors and officers of the Corporation, their associates and members of their immediate families were customers of, and had transactions, including loans and commitments to lend, with the Bank in the ordinary course of business during 2009. All such loans and commitments were made by the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank and did not involve more than the normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future.
          The Corporation does not have a written policy or procedures for review, approval or ratification of related party transactions. However, the Corporation does adhere to a Code of Ethics under which all directors and officers are expected to make decisions and take actions based upon the best interest of the Corporation and not based upon personal relationships or benefits. Our Code of Ethics requires disclosure of potential related transactions and prohibits directors and executive officers from engaging in transactions that could give rise to a conflict of interest or the appearance of a conflict of interest. Our Chief Executive Officer reviews any significant transaction a director or executive officer proposes to have with the Corporation, including any transaction that would require disclosure under the rules of the Securities and Exchange Commission. In reviewing the potential transaction, the CEO will consider the fairness of the transaction to the Corporation, whether the transaction would or could compromise the interested party’s independence and judgment, the best interests of the Corporation, and such other factors determined advisable by the Board of Directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and officers to file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission. Based upon written representations by each director and officer, the Corporation believes all reports were timely filed by such persons during the last fiscal year.
INDEPENDENT PUBLIC ACCOUNTANTS
Selection of Independent Public Accountants
          Our Audit Committee has selected BKD as our principal independent auditor for the year ended December 31, 2009. Representatives of BKD plan to attend the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.
Fees Paid to Independent Public Accountants
          The following table sets forth the aggregate fees billed to the Corporation for the years ended December 31, 2009 and 2008 by the Corporation’s principal accounting firm BKD LLP.

	2009	2008
Audit Fees (1)	$232,240	$204,313
Audit Related Fees (2)	50,413	—
Tax Fees (3)	15,425	2,500

	$298,078	$206,813

(1)	Includes fees for the integrated audit of the consolidated financial statements and internal control over financial reporting and review of the unaudited condensed consolidated financial statements included in quarterly reports on Form 10-Q.

(2)	Includes fees paid for the audit of the Corporation’s benefit plan and consulting on various accounting and auditing matters.

(3)	Includes fees billed for tax compliance/preparation and other tax services.
          The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence. The Audit Committee has determined such services for 2009 and 2008 were compatible.
          The Audit Committee is responsible for appointing, compensating and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding the pre-approval of all audit and non-audit services provided by the independent auditor. This policy requires the Audit Committee to receive advance approval for specific projects and categories of service. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. All services performed after the establishment of the policy have been pre-approved pursuant to the policy.
PROPOSAL TO AMEND ARTICLES OF INCORPORATION
TO INCREASE AUTHORIZED COMMON STOCK
     The Board of Directors has unanimously approved an amendment to the Corporation’s Articles of Incorporation (the “Articles”) to increase the number of authorized shares of Common Stock to 100,000,000 shares.
     The Articles presently authorize 20,000,000 shares of Common Stock. As of March 19, 2010, 7,687,470 shares of Common Stock (including 41,530 shares of restricted stock), were issued and outstanding; and 300,000 shares of Common Stock were reserved for issuance pursuant to the Corporation’s Long Term Incentive Plan.
     The Board considers the proposed increase in the number of authorized shares desirable because it would give the Board flexibility to provide sufficient shares available for issuance to improve our capital base.
     If our shareholders approve the amendment, it will become effective upon the filing of a Certificate of Amendment to our Articles of Incorporation with the State of Michigan, which we expect to occur promptly following the Annual Meeting.
Purpose of the Amendment — Potential Issuances of Common Stock
     The purpose of this proposed increase in authorized common stock is to make available additional shares of common stock for issuance in an effort to improve our capital levels. Both the Corporation and Bank are classified as “undercapitalized” in accordance with regulatory guidelines. Because of the losses we have incurred in recent quarters, our elevated levels of non-performing loans and other real estate, and the ongoing economic stress in Michigan, we have recently taken certain actions to improve our regulatory capital ratios and to preserve liquidity, including deferring interest payments on our trust preferred securities.
Consent Order — Fidelity Bank
     Due to our financial condition, the Federal Deposit Insurance Corporation (“FDIC”) and the Office of Financial and Insurance Regulation for the State of Michigan (“OFIR”) required that our Bank Board of Directors sign a formal enforcement action (“Consent Order”) with the FDIC and OFIR which conveys specific actions needed to address certain findings from their examination and to address our current financial condition. We entered into the Consent Order on February 12, 2010 that includes a capital directive which requires the Bank to have and maintain its level of tier 1 capital as a percentage of total assets (capital ratio) at a minimum of 9% and its level of qualifying total capital as a percentage of risk-weighted assets (total risk-based capital ratio) at a minimum of 12%. These ratios are in excess of the statutory minimums to be well-capitalized. At December 31, 2009, the Bank’s capital ratio was 5.10% and the Bank’s total risk-based capital ratio was 7.19%. In order to meet the requirement of the Consent Order, the Corporation would need to raise approximately $41 million in additional capital.
     Failure to meet the minimum ratios set forth in the Consent Order could result in regulators taking additional enforcement action against us.
     Additionally, under the Consent Order, the Bank is prohibited from declaring or paying any cash dividends without prior written consent of the FDIC.

     The Bank submitted a Capital Restoration Plan (“CRP”) to the FDIC and OFIR on December 15, 2009, due to our undercapitalized status based on our September 30, 2009 regulatory report of condition and income. The CRP addresses, among other things, the steps management will take to cause our capital levels to return to the minimum level to be adequately capitalized.
Going Concern
     As a result of the effects of the economic downturn and the bankruptcy and downsizing of two major automotive manufacturers headquartered in our region, the capital of the Corporation and the Bank has been significantly depleted. Management is currently attempting to raise additional capital that will return the Bank to compliance with regulatory capital requirements of the Consent Order. Our ability to raise capital is contingent on the current capital markets and our financial performance. Available capital markets are not currently favorable and we cannot be certain of our ability to raise capital on any terms.
     While management believes that it may be able to raise sufficient capital to meet its capital requirements and manage loan losses in the near term until such time that the local economy improves without having to liquidate assets, the realization of assets in other than the normal course of business in order to provide liquidity could result in losses not reflected in the financial statements.
     We are considering one or more offerings of common stock or securities convertible into common stock for cash (any such offering is referred to as a “Cash Offering”). If we decide to pursue a Cash Offering, we would not seek further shareholder approval before doing so unless shareholder approval is required under Nasdaq Marketplace Rules.
     If this proposal is approved by our shareholders, the additional authorized shares of common stock would also be available from time to time for other corporate purposes, including acquisitions of other companies or other assets, stock dividends, stock splits, other stock distributions, and in connection with equity-based benefit plans. Authorized but unissued shares of our common stock may be issued from time to time upon authorization by our Board, at such times, to such persons, and for such consideration as the Board may determine in its discretion and generally without further approval by our shareholders (except as may be required for any particular transaction by applicable law, regulation, or stock exchange rule). The Board has not (as of the date this proxy statement is being mailed) made any commitment to issue the additional shares of common stock. The Board does not intend to issue any shares except on terms it deems to be in the best interest of the Corporation and its shareholders. However, given our current capital position and the difficult economic environment in which we are operating, it is reasonable to expect that additional shares of common stock or securities convertible into common stock will be issued in the near future.
Effect of the Amendment
     The additional shares of common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding shares of common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. Under our Articles, our shareholders do not have preemptive rights with respect to our common stock. As a result, if our Board decides to issue additional shares of our common stock, existing holders of our common stock would not have any preferential rights to purchase such shares. See “Effect on Outstanding Common Stock” below for more information regarding the potential dilution to our current shareholders.
     The additional shares of common stock that would become available for issuance if this amendment is adopted could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Corporation. For example, without further shareholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this amendment to increase the authorized common stock has been prompted by the business and financial considerations described above and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), shareholders should be aware that approval of this amendment could facilitate future efforts by us to deter or prevent changes in control.

     The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.
     Under the Michigan Business Corporation Act, our shareholders are not entitled to dissenter’s rights with respect to the amendment of the Articles to increase the authorized shares of common stock.
Certain Material Terms of the Common Stock
     All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of any preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:
•	dividends when, as and if declared by our Board out of funds legally available for the payment of dividends; and

•	in the event of dissolution of Dearborn Bancorp, Inc., to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of any then outstanding shares of preferred stock, as provided in our Articles of Incorporation.
     As a result of our election to defer regularly scheduled quarterly payments on outstanding trust preferred securities issued by our trust subsidiaries, we are currently prohibited from paying any cash dividends on shares of our common stock.
     In addition, as a bank holding company, our ability to pay distributions will be affected by the ability of Fidelity Bank to pay dividends under applicable laws, rules and regulations. The ability of Fidelity Bank, as well as Dearborn Bancorp, Inc., to pay dividends in the future currently is, and could be further, affected by bank regulatory requirements and capital guidelines.
     Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Our common stock is currently traded on the Nasdaq Global Market under the symbol “DEAR.”
Effect on Outstanding Common Stock
     If shareholders approve the adoption of the amendment to our Articles, our Board is likely to pursue the issuance of additional shares of common stock.
     The amount of capital we may seek to raise through issuances of common stock, including through the initiatives under consideration and referenced above or through other means, is likely to be substantial.
     The authorization of the additional shares would not, by itself, have any effect on the rights of shareholders. Holders of common stock have no preemptive rights to acquire additional shares of common stock, so the future issuance of shares of common stock, including pursuant to the transactions discussed above or any other potential capital raising initiative, is likely to have an immediate and significant dilutive effect on earnings per share and the voting power of existing shareholders, including any shareholder who might seek control of the Corporation.
     The affirmative vote of the holders of a majority of the Corporation’s outstanding shares of Common Stock will be required for approval of the proposed amendment to the Articles.
     The Board of Directors unanimously recommends a vote FOR the proposed amendment to the Articles of Incorporation.

SHAREHOLDER PROPOSALS
          Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of shareholders intended to be presented at the 2011 Annual Meeting of Shareholders must be received by the Secretary of the Corporation at the corporate offices on or before December 1, 2010. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
MISCELLANEOUS
          The annual report of the Corporation for the fiscal year ended December 31, 2009, including financial statements, is being mailed to shareholders with this Proxy Statement.
          The Corporation maintains an internet website at http://www.fidbank.com. The Corporation makes available free of charge through its website various reports that it files with the Securities and Exchange Commission, including the annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports. From the home page at http://www.fidbank.com, go to “Investor Relations” to access the reports. The annual report on Form 10-K for the year ended December 31, 2009, will be provided free to shareholders upon written request. Write to Dearborn Bancorp, Inc., 4000 Allen Rd, Allen Park MI 48101-2756.
          The management of the Corporation is not aware of any other matter to be presented for action at the meeting. However, if any such other matter is properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their best judgment.
          The cost of soliciting proxies in the accompanying forms will be paid by the Corporation. The Corporation may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the beneficial owners and obtaining their proxies. In addition to solicitation by mail, proxies may be solicited in person, or by telephone or electronic communication, by officers and employees of the Corporation and the Bank.
By Order of the Board of Directors,
/s/ Jeffrey L. Karafa
Jeffrey L. Karafa
Secretary
April 16, 2010
Dearborn, Michigan

     Dearborn Bancorp, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Margaret I. Campbell	☐	☐	02 - John E. Demmer	☐	☐	03 - Michael V. Dorian Jr.	☐	☐
	04 - Donald G. Karcher	☐	☐

		For	Against	Abstain
2.	To APPROVE an amendment to the Articles of Incorporation to increase authorized Common Stock.	☐	☐	☐	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Dearborn Bancorp, Inc.

Solicited by Board of Directors
For Annual Meeting of Shareholders to Be Held May 18, 2010
The undersigned hereby appoints John E. Demmer and Michael J. Ross, or either of them, with power of substitution in each, proxies to vote all Common Stock of the undersigned in Dearborn Bancorp, Inc. at the Annual Meeting of Shareholders to be held on May 18, 2010, and at all adjournments thereof, on the reverse side.
UNLESS OTHERWISE SPECIFIED, THE PROXIES ARE APPOINTED TO VOTE FOR THE ELECTION OF ALL DIRECTORS AND FOR THE PROPOSAL.